EXHIBIT 16.1

Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

April 23, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Tiger Ethanol International Inc.
File No. 333121356

We have read the statements that Tiger Ethanol International Inc. included under Item 4.01 of the Form 8-K report expected to be filed on April 23, 2007 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours, Malone & Bailey, PC